UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2008 (January 21, 2008)

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15339 (Commission file number)	52-2183153 (IRS employer identification number)

199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)		06749 (Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chemtura Corporation entered into a Separation Agreement and General Release, dated as of January 21, 2008, with Mr. Gary P. Yeaw, formerly Executive Vice President of Human Resources (the "Yeaw Agreement"). The Yeaw Agreement provides for severance payments and benefits to be paid to Mr. Yeaw as follows: periodic separation payments of his base salary (approximately $340,000) ending on March 15, 2009, or 60 days following the date upon which the Executive becomes employed or engages in self-employment (whichever is earlier), in the event that Mr. Yeaw is not employed (or engaged in self-employment) on or prior to March 14, 2009 he shall continue to receive periodic payments of his base salary as set forth in the Yeaw Agreement; enhanced vesting provisions of previously granted stock options and restricted stock; and certain other benefits including accrued vacation pay, return relocation and associated expenses, and outplacement services; and the ability of Mr. Yeaw and his eligible dependents to participate in Company plans providing medical, dental and vision benefits. Mr. Yeaw shall be entitled to a Management Incentive Bonus as applicable for calendar year 2007. Under the Yeaw Agreement, for a period of one (1) year Mr. Yeaw is prohibited from soliciting the Company's employees, customers and others with a business relationship with the Company. Mr. Yeaw’s participation in the Company's savings and supplemental savings plans terminated as of his date of separation. A copy of the Yeaw Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

*     *     *

(d)	Exhibits

Exhibit Number	Exhibit Description

99.1	Yeaw Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation (Registrant)
By /s/ Lynn A. Schefsky Name: Lynn A. Schefsky Title: Senior Vice President, General Counsel and Secretary

Date:	January 23, 2008

Exhibit Index

Exhibit Number	Exhibit Description

99.1	Yeaw Agreement